Exhibit 99.1

IPSCO Inc.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

Management’s Responsibility for Financial Statements

The accompanying consolidated financial statements of IPSCO Inc., and all information in this report, were prepared by management, which is responsible for its integrity and objectivity.

The financial statements have been prepared in accordance with United States generally accepted accounting principles and necessarily include some estimates based upon management’s judgments.  The significant accounting policies, which management believes appropriate for the Company, are described in Note 3 to the Consolidated Financial Statements.  Financial and operating data presented elsewhere in the annual report are consistent with the information contained in the financial statements.

The integrity and reliability of IPSCO’s reporting systems are achieved through the use of formal policies and procedures, the careful selection of employees and an appropriate division of responsibilities.  Internal accounting controls are continually monitored by an internal audit staff through ongoing reviews and comprehensive audit programs.  IPSCO regularly communicates throughout the organization the requirement for employees to maintain high ethical standards in their conduct of the Company’s affairs.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control and exercises this responsibility principally through the Audit Committee of the Board.  The Board of Directors annually appoints this Audit Committee which is comprised of directors who are neither employees of IPSCO nor of companies affiliated with the Company. This Committee meets regularly with management, the head of the internal audit department, and the shareholders’ auditors to review significant accounting, reporting and internal control matters.  Both the internal and shareholders’ auditors have unrestricted access to the Audit Committee.  Following its review of the financial statements and annual report and discussions with the shareholders’ auditors, the Audit Committee reports to the Board of Directors prior to the Board’s approval of the financial statements and annual report.  The Audit Committee recommends the appointment of the Company’s external auditors, who are appointed by the Company’s shareholders at its annual meeting.

Ernst & Young LLP, the shareholders’ auditors, have performed an independent audit in accordance with the standards of the Public Company Accounting Oversight Board and have attested to the fairness, in all material respects, of the presentation of the financial statements.  Their report follows.

/s/ David S. Sutherland	/s/ Vicki Avril
David Sutherland	Vicki Avril
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
February 24, 2006

Report of Independent Registered Public Accounting Firm

To the Shareholders of IPSCO Inc.

We have audited the accompanying consolidated balance sheets of IPSCO Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in accordance with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Oversight Board (United States), the effectiveness of IPSCO Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2006 expressed an unqualified opinion thereon.

As discussed in Note 4 to the financial statements, in 2004 the Company changed its method of accounting for the costs of major overhauls and repairs.

/s/ Ernst & Young LLP
Chicago, Illinois
February 24, 2006

IPSCO Inc. Consolidated Balance Sheets

As of December 31

(thousands of U.S. dollars)

	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$583,064	$354,774
Accounts receivable
Trade, less allowances	336,902	325,037
Other, including current portion of mortgages receivable	52,041	14,784
Inventories (Note 5)	506,237	434,436
Prepaid expenses	8,615	8,212
Deferred income taxes (Note 6)	30,227	45,212
	1,517,086	1,182,455

NON-CURRENT ASSETS
Capital assets (Note 7)	1,056,186	1,068,589
Mortgages receivable (Note 8)	11,542	14,243
Other long-term assets	54,205	26,178
	1,121,933	1,109,010

TOTAL ASSETS	$2,639,019	$2,291,465

CURRENT LIABILITIES
Accounts payable and accrued charges	$236,171	$200,195
Accrued payroll and related liabilities	62,014	39,130
Income and other taxes payable	41,073	90,656
Current portion of long-term debt (Note 10)	4,114	18,107
Other current liabilities	5,404	7,956
	348,776	356,044

LONG-TERM LIABILITIES
Long-term debt (Note 10)	313,053	513,651
Deferred pension liability (Note 9)	44,584	31,934
Deferred income taxes (Note 6)	191,973	103,979
	549,610	649,564

SHAREHOLDERS’ EQUITY
Common shares (Note 12)	419,272	424,826
Contributed surplus	15,548	1,489
Retained earnings (Note 15)	1,341,659	884,859
Accumulated other comprehensive loss (Note 16)	(35,846)	(25,317)
	1,740,633	1,285,857

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,639,019	$2,291,465

Commitments and contingencies (Notes 19 & 22)

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board:

/s/ Burton Joyce	/s/ David Sutherland
Burton Joyce, Director	David Sutherland, Director

IPSCO Inc. Consolidated Statements of Income

Years ended December 31

(thousands of U.S. dollars except per share data)

	2005	2004	2003

Sales	$3,032,727	$2,531,390	$1,358,811

Cost of sales
Manufacturing and raw material	1,971,155	1,724,813	1,181,247
Depreciation of capital assets	80,336	82,526	61,904
	2,051,491	1,807,339	1,243,151

Gross income	981,236	724,051	115,660
Selling, general and administration	83,334	61,467	54,683

Operating income	897,902	662,584	60,977

Other expenses (income)
Interest on long-term debt	35,631	54,405	51,747
Other interest income, net	(16,626)	(3,481)	(1,625)
Foreign exchange gain	(9,448)	(2,749)	(5,170)
Gain on sale of assets held for sale (Note 8)	(1,863)	(4,925)	—
Other (income) expenses	(9,760)	477	(183)
Loss on early extinguishment of debt	16,423	—	—

Income before income taxes and cumulative effect of accounting change	883,545	618,857	16,208

Income taxes (Note 6)	297,729	178,165	11,536

Income before cumulative effect of accounting change	585,816	440,692	4,672

Cumulative effect of accounting change, net of taxes (Note 4)	—	14,250	—

NET INCOME	585,816	454,942	4,672

Dividends on preferred shares, including part VI.I tax (Note 11)	—	—	3,033

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$585,816	$454,942	$1,639

EARNINGS PER COMMON SHARE (Note 17)
Income before cumulative effect of accounting change	$12.07	$9.12	$0.03
Cumulative effect of accounting change	—	0.30	—
Earnings per Common Share - Basic	$12.07	$9.42	$0.03

Income before cumulative effect of accounting change	$11.96	$8.42	$0.03
Cumulative effect of accounting change	—	0.27	—
Earnings per Common Share - Diluted	$11.96	$8.69	$0.03

Pro forma amounts assuming the change in accounting had been applied retroactively (Note 4)
Net income available to common shareholders		$440,692	$5,862

Earnings per Common Share - Basic		$9.12	$0.12

Earnings per Common Share - Diluted		$8.42	$0.12

The accompanying notes are an integral part of the consolidated financial statements.

IPSCO Inc. Consolidated Statements of Shareholders’ Equity

Years Ended December 31

(thousands of U.S. dollars except share data)

							Accumulated
							Other
	Preferred Shares		Common Shares		Contributed	Retained	Comprehensive
	Number	Amount	Number	Amount	Surplus	Earnings	Loss	Total

Balance January 1, 2003	6,000,000	$97,529	47,667,487	$392,042	$—	$444,776	$(69,624)	$864,723
Net income	—	—	—	—	—	4,672	—	4,672
Other comprehensive income	—	—	—	—	—	—	46,762	46,762
Comprehensive income								51,434
Dividends on preferred shares, including part VI.I tax	—	—	—	—	—	(3,033)	—	(3,033)
Dividends on common shares	—	—	—	—	—	(6,962)	—	(6,962)
Issue of common shares	—	—	273,420	2,420	—	—	—	2,420
Stock based compensation	—	—	—	—	366			366
Other	—	142	—	—	—	—	—	142

Balance as of December 31, 2003	6,000,000	97,671	47,940,907	394,462	366	439,453	(22,862)	909,090
Net income	—	—	—	—	—	454,942	—	454,942
Other comprehensive loss	—	—	—	—	—	—	(2,455)	(2,455)
Comprehensive income								452,487
Dividends on common shares	—	—	—	—	—	(9,536)	—	(9,536)
Issue of common shares	—	—	1,796,273	30,364		—	—	30,364
Stock based compensation	—	—	—	—	1,123			1,123
Redemption of preferred shares	(6,000,000)	(97,671)	—	—	—	—	—	(97,671)

Balance as of December 31, 2004	—	—	49,737,180	424,826	1,489	884,859	(25,317)	1,285,857
Net income	—	—	—	—	—	585,816	—	585,816
Other comprehensive loss	—	—	—	—	—	—	(10,529)	(10,529)
Comprehensive income								575,287
Dividends on common shares	—	—	—	—	—	(22,781)	—	(22,781)
Issue of common shares	—	—	1,068,539	21,104		—	—	21,104
Stock based compensation	—	—	—	—	14,059	—		14,059
Repurchase of common shares	—	—	(2,754,100)	(26,658)	—	(106,235)	—	(132,893)

Balance as of December 31, 2005	—	$—	48,051,619	$419,272	$15,548	$1,341,659	$(35,846)	$1,740,633

The accompanying notes are an integral part of the consolidated financial statements.

IPSCO Inc. Consolidated Statements of Cash Flows

Years Ended December 31

(thousands of U.S. dollars)

	2005	2004	2003
Operating activities
Net income	$585,816	$454,942	$4,672
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation of capital assets	80,336	82,526	61,904
Amortization of deferred charges	1,671	1,291	1,216
Stock based compensation	2,987	1,123	305
Deferred income taxes	71,808	92,380	30,532
Gain on sale of assets held for sale	(1,863)	(4,925)	—
Unrealized foreign exchange gain	(18,863)	—	—
Loss on early extinguishment of debt	16,423	—	—
Changes in operating assets and liabilities
Trade receivables	(7,924)	(146,191)	(23,185)
Other receivables	(24,053)	(5,017)	(23,875)
Income taxes recoverable	—	36,753	—
Inventories	(62,116)	(137,446)	(9,035)
Prepaid expenses	(359)	(5,114)	264
Accounts payable and accrued charges	32,890	21,255	57,085
Accrued payroll and related liabilities	22,884	23,506	469
Change in deferred pension liability	(13,163)	(11,574)	638
Income and other taxes payable	(42,000)	91,126	—
Other current liabilities	(2,552)	(5,791)	(12,604)
Net cash provided by operating activities	641,922	488,844	88,386

Investing activities
Expenditures for capital assets	(66,801)	(29,068)	(13,528)
Proceeds from sale of assets held for sale (Note 8)	1,546	4,759	1,022
Proceeds from (issuance of) mortgages receivable, net	3,661	(2,983)	2,174
Purchase of investments	—	(95)	(2,379)
Net cash used for investing activities	(61,594)	(27,387)	(12,711)

Financing activities
Proceeds from issuance of common shares pursuant to share option plan	21,104	30,364	2,581
Common share dividends	(22,781)	(9,536)	(6,962)
Common share repurchase	(132,893)	—	—
Preferred share dividends	—	—	(2,631)
Redemption of preferred shares	—	(108,996)	—
Redemption of subordinated notes	—	(100,000)	—
Proceeds from issuance of long-term debt (Note 10)	—	—	264,114
Repayment of long-term debt (Note 10)	(230,473)	(38,107)	(225,586)
Net cash (used for) provided by financing activities	(365,043)	(226,275)	31,516

Effect of exchange rate changes on cash and cash equivalents	13,005	(11,767)	1,309

INCREASE IN CASH AND CASH EQUIVALENTS	228,290	223,415	108,500

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	354,774	131,359	22,859

CASH AND CASH EQUIVALENTS AT END OF YEAR	$583,064	$354,774	$131,359

The accompanying notes are an integral part of the consolidated financial statements.

IPSCO Inc. Notes to Consolidated Financial Statements

For the Years Ended December 31

(thousands of U.S. dollars except share and per share data)

1      Nature of Operations

IPSCO Inc. (the Company) is a producer of steel products.  The Company’s products are sold primarily in the United States and Canada.

The Company currently employs approximately 2,700 people, of whom approximately 57% are non-unionized personnel and approximately 43% are represented by trade unions.  In 2005, the Company renewed the separate collective bargaining agreements with locals of the United Steelworkers of America (USWA) which represent unionized employees in Regina and Calgary for the period August 1, 2006 to July 31, 2011.  These employees account for approximately 86% of the Company’s unionized employees.

In 2005, 2004 and 2003, no individual customer accounted for 10% or more of sales.  At December 31, 2005 and 2004, no customer represented 10% or more of the accounts receivable balance.

2      Change in Reporting Generally Accepted Accounting Principles

IPSCO has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  In 2005, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements.  Historical consolidated financial statements were restated in accordance with U.S. GAAP.  Note 21 - Differences between United States and Canadian Generally Accepted Accounting Principles provides an explanation and reconciliation of differences between U.S. and Canadian GAAP.

The Company adopted U.S. GAAP to comply with Securities and Exchange Commission requirements, enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within IPSCO.

3      Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with U.S. GAAP, and include certain estimates based on management’s judgments.  These estimates affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year.  Actual results may differ from those estimates.

REPORTING CURRENCY

Assets and liabilities of the Company’s operations having a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year.  Exchange gains or losses on translation of the Company’s net equity investment in these operations are deferred as a separate component of shareholders’ equity.

The change in the foreign currency translation adjustment results primarily from fluctuations of the Canadian dollar against the U.S. dollar.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Significant intercompany balances and transactions are eliminated on consolidation.

CASH EQUIVALENTS

Cash equivalents are securities of the government of Canada and its provinces, the government of the United States, banks, and other corporations, with a maturity of less than three months when purchased.  These highly liquid securities are short-term and have fixed interest rates.

INVENTORIES

Inventories are valued at the lower of average cost and net realizable value.

INCOME TAXES

The Company follows the liability method of tax allocation in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

CAPITAL ASSETS

Capital assets are stated at cost.  For major projects under construction, the Company capitalizes interest based on expenditures incurred to a maximum of interest costs on debt.  Repair and maintenance costs are expensed as incurred.

Amortization is provided on the straight-line basis at the following annual rates:

Buildings	4%
Machinery and Equipment	5% to 33%

Effective January 1, 2004, the Company changed its estimate of the useful life of certain major machinery and equipment from 25 to 20 years.  This change was applied prospectively, and resulted in an increase to 2004 depreciation expense of $15,144 ($0.21 per basic share and $0.19 per diluted share).

Depreciation is provided on all assets acquired as they are placed into production.

DEFERRED FINANCING COSTS

Financing costs relating to long-term debt are deferred and amortized into interest expense over the term of the related debt.

PENSION EXPENSE AND DEFERRED PENSION BALANCE

The cost of pension benefits earned by the employees covered by defined benefit plans is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected plan investment performance, salary escalation, terminations, and retirement ages of plan members.  Plan assets are valued at fair value for the purpose of determining the expected return on plan assets.  Adjustments for plan amendments are charged to operations over the expected average remaining service life of the employee group which is approximately 12 years.  Actuarial gains and losses arise from changes in assumptions and differences between assumptions and the actual experience of the pension plans.  The excess of accumulated actuarial gains and losses over 10% of the greater of the benefit obligation and the fair value of plan assets is also charged to operations over the expected average service life of the employee group.  The costs of pension benefits for defined contribution plans are charged to operations as contributions are earned.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and accounts receivable

The carrying value of cash and cash equivalents and accounts receivable approximates fair value.

Mortgages receivable

The fair value of mortgages receivable has been estimated based on current rates for similar instruments with similar maturities.  At December 31, 2005, the estimated fair value of mortgages receivable is $19,876 (2004 - $16,986).

Long-term debt

The fair value of the Company’s long-term debt has been estimated based on current market prices.  Where no market price is available, an estimate based on current rates for similar instruments with similar maturities has been used to approximate fair value. See note 10 for fair values.

Natural gas hedge

The Company utilizes fixed price physical delivery contracts and hedge contracts to manage the variability of the cost of purchasing natural gas.  The Company has designated as cash flow hedge instruments certain agreements matched against variable price forecasted natural gas purchases through October 31, 2009.  The instruments will reduce or increase costs as the underlying physical transaction occurs.  As of December 31, 2005, the fair value of the agreements was $11,841 (2004 - $1,546, 2003 - $44 loss).

STOCK BASED COMPENSATION

Prior to 2003, the Company accounted for stock based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.  Effective January 1, 2003, the Company adopted the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, prospectively for all employee awards granted, modified or settled after January 1, 2003.  Awards vest over periods ranging from 1 to 3 years, therefore, the cost related to stock based employee compensation included in the determination of net income for 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement No. 123.  The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in 2003.

2003

Net income available to common shareholders	$1,639
Compensation expense determined under fair value based method for all awards, net of tax	(313)
Pro forma net income available to common shareholders	$1,326
Pro forma earnings per common share:
Basic	$0.03
Diluted	$0.03

The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model using the following weighted-average assumptions for 2003: risk-free interest rate of 3.1%; dividend yield of 1.3%; volatility factor of the expected market price of the Company’s common stock of ..44; and a weighted-average expected life of the options of 2 years.  The weighted-average grant-date fair value of the options granted during 2003 was $3.92.

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company has a deferred share unit plan as described in Note 14.  Compensation expense equal to the amount deferred is recorded.  The liability relating to the deferred share units is revalued quarterly based on the market value of the Company’s common shares and the resulting adjustment recorded in income.

REVENUE RECOGNITION

Sales and related costs are recognized upon transfer of ownership which coincides with shipment of products to customers or specific terms included in customer contracts.  Products are generally shipped without right of return.  Returns are accepted in limited circumstances, which historically, have been insignificant.  Sales are recognized when collectibility is reasonably assured.

FREIGHT COSTS

Amounts billed to customers in a sales transaction related to shipping and handling are recorded as revenue.  The Company reflects freight costs associated with shipping its products to customers as a component of cost of goods sold.

CREDIT RISK

Credit is extended by the Company based upon an evaluation of the customer’s financial position, and generally, advance payment is not required.  The Company provides for doubtful accounts equal to estimated collection losses that will be incurred in the collection of receivables.  Estimated losses are based on a review by management of the current status of receivables, as well as historical collection experience.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into hedging transactions in order to manage its exposure to changes in energy commodity prices and the relationship between the Canadian and U.S. dollars.  For these cash flow hedge transactions, the Company records the fair value of the derivatives on the Consolidated Balance Sheet.  The derivative transactions are evaluated as effective or ineffective at inception and quarterly thereafter based on various factors including the creditworthiness of the counterparty and expectation of achieving forecast activity.  The effective portions of the changes in the fair values of these derivatives are recorded in other comprehensive income and are reclassified to income in the period in which earnings are impacted by the hedged items.  Any ineffectiveness is recorded in income as identified.  Premiums paid with respect to derivatives are deferred and amortized to income over the term of the hedge.  Assuming market rates remain constant with the rates at December 31, 2005, $4,630 of the $7,495 gain included in other comprehensive income is expected to be recognized in earnings over the next 12 months.

RECENT ACCOUNTING STANDARDS

The impact on the Company of accounting standards adopted in 2005 and accounting standards which have not been adopted due to delayed effective dates follows:

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which requires all share-based payments to employees to be recognized in the income statement based on their fair values.  The standard will be effective for the Company’s 1st quarter 2006 reporting period.  The Company expects that the effect of adoption will not be material to the consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage be recognized as period costs and that the allocation of fixed production overheads be based on the normal capacity of production facilities.  The Company adopted SFAS No. 151 effective January 1, 2005 and the effect of such adoption was not material to the consolidated financial statements.

RECLASSIFICATION

Certain of the prior year amounts have been reclassified to conform with the presentation adopted for the current year.

4      Accounting Change

Effective April 1, 2004, the Company changed its method of accounting for the costs of major overhauls and repairs.  Under the new method, the cost of major overhauls and repairs which are not capitalized are expensed as incurred.  Previously, the non-capital estimated cost of such overhauls and repairs was accrued on a straight-line basis between the major overhauls and repairs with actual costs charged to the accrual as incurred.  The Company believes the new method more appropriately recognizes such costs in the period incurred.

The impact of the accounting change was applied with the cumulative effect recorded through income on the date of adoption of the change.  The impact of the change on the financial statements as of April 1, 2004 is as follows:

Increase (decrease)
Income taxes recoverable	$(3,699)
Deferred income taxes - current asset	(5,212)
Accounts payable and accrued charges	(25,056)
Deferred income taxes - long-term liability	1,221
Cumulative translation adjustment	674
Net income	14,250

5      Inventories

	2005	2004

Finished goods	$148,650	$133,250
Work-in-process	190,860	156,531
Raw materials	99,706	86,218
Supplies	67,021	58,437
	$506,237	$434,436

6      Income Taxes

a)     The components of income (loss) before income taxes are summarized below:

	2005	2004	2003

Canada	$383,236	$281,944	$18,945
United States	500,309	336,913	(2,737)
	$883,545	$618,857	$16,208

b)    The provision (benefit) for income taxes is summarized as follows:

	2005	2004	2003
Current
Canada	$109,988	$85,786	$(16,685)
U.S. Federal	109,817	6,019	(2,558)
U.S. State	6,116	413	247
	225,921	92,218	(18,996)

Deferred
Canada	5,149	6,526	30,803
U.S. Federal	62,381	71,717	(254)
U.S. State	4,278	7,704	(17)
	71,808	85,947	30,532
	$297,729	$178,165	$11,536

c)     The corporate income tax rate is determined using the Canadian federal and provincial tax rates applicable to the parent company.  Income tax expense differs from the amount computed by applying the corporate income tax rates to income before income taxes.  The reasons for this difference are as follows:

	2005	2004	2003

Corporate income tax rate	34.2%	34.9%	37.7%

Provision for income taxes based on corporate income tax rate	$302,172	$216,043	$6,104
Increase (decrease) in taxes resulting from Income taxed at different provincial rates	(3,784)	(5,141)	349
Canadian large corporation tax	192	2,576	1,048
U.S. withholding taxes on dividends	—	—	1,973
Part VI.I tax	—	—	1,360
Income taxed at different rates in the United States	3,464	304	(254)
U.S. state income tax	10,393	8,116	229
U.S. extra-territorial income exclusion	(6,858)	—	—
Recognition of capital losses	(55,669)	—	—
Change in valuation allowance on capital losses	55,669	—	—
Recognition of operating losses	—	—	(11,349)
Change in valuation allowance on operating losses	—	(43,694)	11,349
Other	(7,850)	(39)	727
	$297,729	$178,165	$11,536

The U.S. extra-territorial income exclusion (ETI) includes a previously unrecorded benefit for 2004 transactions of $3,540.  The 2005 ETI benefit is estimated to be $3,318.

Cash tax payments of $271,700, $22,527, and $12,800 were made for the years ended December 31, 2005, December 31, 2004, and December 31, 2003 respectively.

d)    Deferred income taxes are comprised of the following:

	2005	2004
Deferred tax assets
Accounting provisions not currently deductible for tax purposes	$26,731	$42,151
Costs capitalized to inventory for tax purposes	3,496	3,061
Net operating loss carry-forwards	—	43,570
Foreign exchange losses on debt	—	458
Alternative minimum tax credit	—	6,610
Capital loss carry-forwards	55,669	—
Pension expense in excess of contributions	6,444	7,279
Other	3,230	3,394
Gross deferred tax assets	95,570	106,523
Valuation allowance on capital loss carry-forward	(55,669)	—
Total net deferred tax assets	39,901	106,523

Deferred tax liabilities
Tax depreciation in excess of accounting depreciation	190,569	164,755
Foreign exchange gains on debt	6,478	—
Other	4,600	535
Total deferred tax liabilities	201,647	165,290

Net deferred income tax liability	$(161,746)	$(58,767)

The net deferred income tax liability is comprised of the following components:

Short-term deferred tax asset	$30,227	$45,212
Long-term deferred tax liability	191,973	103,979
Net deferred income tax liability	$(161,746)	$(58,767)

e)     At December 31, 2005, the Company had no accumulated net operating losses carried forward.

In the fourth quarter of 2005, an internal reorganization of certain of the consolidated entities resulted in a Canadian subsidiary realizing a capital loss.  The Company believes it is more likely than not that the deferred tax asset relating to its capital loss will not be realized and therefore a valuation allowance of $55,669 has been recorded against the capital loss for 2005.

Undistributed earnings of certain consolidated U.S. subsidiaries at December 31, 2005 amounted to $332,300.  No provision for deferred income taxes has been made for these earnings because the Company intends to permanently reinvest such earnings in those operations.  If such earnings were not permanently reinvested, a deferred tax liability of $16,600 would have been recorded.

7      Capital Assets

	2005			2004
	Accumulated			Accumulated
	Cost	Depreciation	Net	Cost	Depreciation	Net

Land and land improvements	$57,458	$—	$57,458	$57,020	$—	$57,020

Buildings	167,152	62,267	104,885	157,439	58,958	98,481

Machinery and equipment	1,359,063	533,854	825,209	1,343,403	458,906	884,497

Construction in progress	64,211	—	64,211	23,985	—	23,985
	1,647,884	596,121	1,051,763	1,581,847	517,864	1,063,983

Assets held for sale	7,480	3,057	4,423	7,643	3,037	4,606
	$1,655,364	$599,178	$1,056,186	$1,589,490	$520,901	$1,068,589

During 2005, $1,098 of interest costs were capitalized.  No interest was capitalized in 2003 or 2004.

Included in machinery and equipment are assets under capital lease with cost and accumulated depreciation of $146,432 and $48,065 (2004 - $146,432 and $39,169), respectively.  Amortization of assets under capital lease is included in depreciation expense.

Certain capital assets, which are not employed in production, have been segregated pending their ultimate disposition and are carried at the lower of carrying value and management’s best estimate of fair value less cost to sell.  The Company’s valuation includes significant estimates concerning the cost to complete voluntary environmental remediation activities prior to the sale, as well as the ultimate net recovery value of the property.  The estimated environmental costs could change depending on the remediation method used.  The Company’s estimates of fair value less cost to sell could be impacted by the prevailing economic conditions and the Company’s ability to obtain necessary zoning and other approvals. See Note 8 for discussion of asset sales.

8      Mortgages Receivable and Sales of Assets Held for Sale

The Company sold certain of its assets held for sale for cash of $1,546 (2004 - $4,759, 2003 - $1,022) and mortgages of $3,599 (2004 - $nil, 2003 - $6,261).  The transactions resulted in gains of $1,863 (2004 - $4,925, 2003 - $nil).  The mortgages bear interest at rates from 5.50% to 7.75%.

During 2005, the Company advanced funds secured by a mortgage of $800 (2004 - $7,000).  The mortgage bears interest at 7.75%.

Minimum principal payments from mortgages receivable due in each of the next four years are as follows:

2006	$5,377
2007	1,611
2008	401
2009	9,530
16,919
Current portion, included in other accounts receivable	5,377
$11,542

9      Pension Plans

The Company provides retirement benefits for substantially all of its employees under several defined benefit and defined contribution pension plans.  The defined benefit plans provide benefits that are based on a combination of years of service and an amount that is either fixed or based on final earnings.  The defined contribution plans restrict the Company’s matching contributions to 5% of each participating employee’s annual earnings.  The Company’s benefit plans do not provide for post-retirement health care benefits.  During 2005, amendments were made to increase benefits payable under plans for employees of one of the Company’s Canadian unions and for senior executives.

The Company’s policy with regard to the defined benefit plans is to fund the amount that is required by governing legislation.  Periodically, the Company may fund additional amounts depending on cash availability and in comparison to alternate uses for the cash.  For plans representing 94% of the benefit obligation, the most recent actuarial valuations for funding purposes were carried out as of December 31, 2004.  The remaining plan is scheduled to have an actuarial valuation for funding purposes completed as of December 31, 2005.  In addition to funding required by legislation, the Company pays benefits as they come due for unfunded defined benefit plan obligations.

The ratio of plan assets to benefit obligations for the Company’s defined benefit pension plans as of December 31 is as follows:

	2005	2004
Registered plans	85.3%	83.4%
Non-registered plans	1.1%	2.2%
Total	77.0%	79.0%

The actual and target distribution of pension plan assets by market value as of December 31, 2005 follows.  The investment strategy for plan assets is to maximize returns with consideration to the long-term nature of benefit obligations, while reducing volatility through investment in fixed income securities.  Investment performance is evaluated relative to a portfolio invested in line with the target asset allocation and returns based on an appropriate index for each asset class.  There is no investment made in securities of the Company.

	Actual	Target
Canadian and U.S. equities	62%	55%
Canadian fixed income	34%	43%
Other	4%	2%
Total	100%	100%

Net pension expense attributable to the Company’s pension plans for the years ended December 31 includes the following components:

	2005	2004	2003
Defined benefit plans
Service cost for benefits earned	$5,811	$4,850	$4,410
Interest cost on benefit obligations	11,042	9,849	8,935
Actual return on plan assets	(19,687)	(11,927)	(11,955)
Plan amendments	12,212	—	610
Actuarial losses	28,086	8,693	8,758
Costs arising in the year	37,464	11,465	10,758
Differences between costs arising and costs recognized
Return on plan assets	9,220	3,701	5,222
Actuarial gains and losses	(25,691)	(6,250)	(6,772)
Plan amendments	(11,221)	923	220
Costs recognized in the year	9,772	9,839	9,428
Defined contribution plans	4,349	3,888	3,224
Net pension expense	$14,121	$13,727	$12,652

The following table sets forth the defined benefit plans’ funded status and amount included in the deferred pension balance in the Company’s statement of financial position at December 31:

	2005	2004

Benefit obligation at beginning of year	$194,331	$164,237
Service cost for benefits earned	6,015	5,051
Interest cost on benefit obligation	11,042	9,849
Plan amendments	12,212	—
Actuarial losses	28,086	8,693
Benefit payments	(9,248)	(7,776)
Currency translation	8,520	14,277
Benefit obligation at end of year	250,958	194,331

Market value of plan assets at beginning of year	153,489	116,957
Actual return on plan assets	19,687	11,927
Employer contributions	22,424	21,613
Plan participants contributions	277	215
Benefit payments	(9,248)	(7,776)
Currency translation	6,525	10,553
Market value of plan assets at end of year	193,154	153,489

Funded status at end of year	(57,804)	(40,842)
Unamortized actuarial gains and losses	66,513	47,773
Unamortized past service costs	21,249	9,250
Net amount recognized	$29,958	$16,181

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit - long-term liability	$(44,584)	$(31,934)
Prepaid benefit cost	1,647	6,931
Intangible asset	21,249	9,250
Accumulated other comprehensive loss	51,646	31,934
Net amount recognized	$29,958	$16,181
The total accumulated benefit obligation of the Company’s pension plans is:	$237,656	$185,141

Amounts applicable to the Company’s pension plans with an accumulated benefit obligation in excess of plan assets are:

	2005	2004
Accumulated benefit obligation	$227,950	$184,121
Market value of plan assets	$183,366	$152,187

The significant actuarial assumptions adopted in measuring the Company’s accrued benefit obligations as of December 31, 2005 and 2004 follow.  To develop the expected long-term rate of return on plan assets assumption, the Company considered the historical returns and the future expectation for returns for each asset class, as well as the target asset allocation of the pension portfolio. Variances between such estimates and actual experience, which may be material, are amortized over the employees average remaining service life.

	2005	2004
Pension expense for the year ended December 31:
Weighted average discount rate	5.8%	6.1%
Expected long-term rate of return on plan assets	6.8%	7.0%
Weighted average rate of compensation increase	3.5%	3.2%

	2005	2004
Benefit obligation as of December 31:
Weighted average discount rate	5.0%	5.8%
Weighted average rate of compensation increase	3.5%	3.5%

Total cash payments for pension benefits for 2005, consisting of cash contributed by the Company to its defined benefit and defined contribution plans was $26,773 (2004 - $25,501, 2003 - $11,570).  Based on the most recent actuarial valuations for funding purposes, the total estimated Company contributions to the pension plans for 2006 are $14,810.

Benefits expected to be paid over the next ten fiscal years are as follows:

2006	$10,802
2007	11,101
2008	11,626
2009	12,425
2010	13,337
2011 - 2015	76,181

10   Debt

			Carrying Value		Fair Value
			2005	2004	2005	2004
a)	Long-term debt

	6.00%	Unsecured loan, maturing and payable June 1, 2007. The Company has the option at maturity to extend the term of the loan to no later than June 1, 2027 at an interest rate to be negotiated	$14,715	$14,715	$14,538	$14,586

	8.11%	Unsecured financing, maturing and payable November 1, 2009. The Company has the option at maturity to extend the term of the loan to no later than November 1, 2029 at an interest rate to be negotiated	28,000	28,000	28,913	28,843

	6.875%	Unsecured financing, maturing and payable May 1, 2010. The Company has the option at maturity to extend the term of the loan to no later than May 1, 2030 at an interest rate to be negotiated	10,000	10,000	9,872	9,733

	8.75%	Unsecured notes, maturing and payable June 1, 2013. The Company has the option to redeem the notes after June 1, 2008 for a premium declining ratably to par at June 1, 2011	143,855	200,000	158,240	228,820

		Financing lease (i)	120,597	124,419	103,060	109,220

	7.80%	Unsecured debentures, (CDN $100,000) repaid in 2005	—	83,195	—	88,787

	7.32%	Unsecured notes, repaid in 2005	—	71,429	—	72,481
			317,167	531,758	$314,623	$552,470
	Less current portion of long-term debt		(4,114)	(18,107)
			$313,053	$513,651

Fair value of debt has been estimated on the basis described in Note 2.

(i)    In October 2000, the Company completed the sale and leaseback of certain of its Montpelier Steelworks production equipment for cash proceeds of $150,000.  The implicit interest rate in the lease is 7.28%, with variable amount semi-annual payments required in January and July each year.  The Company has options, but is not obligated, to purchase the equipment after seven and ten years for predetermined amounts and at the end of the 15-year lease term for the fair market value of the equipment, subject to a residual guarantee of $37,500 which has been included in the minimum lease payment requirements shown below.

Anticipated minimum lease payment requirements on the financing lease are as follows:

2006	$12,707
2007	14,378
2008	15,531
2009	15,532
2010	15,531
2011 - 2015	107,756
181,435
Less amount representing interest:	60,838
120,597

Minimum payment requirements on long-term debt arrangements, without exercising the options to extend the terms outstanding, are as follows:

2006	$—
2007	14,715
2008	—
2009	28,000
2010	10,000
52,715
2011 - 2013	143,855
$196,570

b)    Bank lines of credit

At December 31, 2005, the Company had bank lines of credit aggregating $150,000, which can be drawn in Canadian or U.S. currency, of which no amounts had been drawn other than letters of credit of CDN $11,810 and U.S. $3,775.  Bank lines of credit are comprised of a $150,000 revolving term facility that expires November 19, 2007.  The revolving term facility bears interest at spreads over the Canadian prime rate, the U.S. base rate, Canadian Bankers’ Acceptances Reference Discount Rate or U.S. dollar LIBOR and is unsecured.

c)     Covenants

The Company’s debt arrangements require the Company to meet certain financial and other covenants.

11   Preferred Shares

The Company is authorized to issue unlimited first and second preferred shares.  The first preferred shares rank in priority to the second preferred shares and the common shares as to payment of dividends and the distribution of assets.  The first and second preferred shares may be issued in series and the directors of the Company may fix, before issuance, the further rights, privileges, restrictions and conditions attached thereto.

The Company issued first preferred shares, Series 1 (the Series 1 Preferred Shares) at a price of CDN $25.00 per Series 1 Preferred Share with a fixed cumulative preferential dividend as and when declared by the directors equal to 5.50% per annum payable quarterly on the 15th of February, May, August and November of each year.

Until 2003, the Series 1 Preferred Shares, including accrued and unpaid cumulative dividends, were classified as equity given the Company’s unrestricted ability to settle the Series 1 Preferred Shares and related dividends by issuing its own common shares.  Effective July 1, 2003, the Company adopted the provisions of SFAS No. 150, issued by FASB in May 2003.  As a result, the preferred shares were classified as debt, with the associated dividends declared until the preferred shares were redeemed, recorded in determining net income for the year.

As provided for under the terms of the Series 1 Preferred Shares, the shares were fully redeemed by the Company on May 15, 2004 for a total of $110,494, representing CDN $25.00 per share plus accrued dividends of $1,498.

12   Common Shares

a)     Authorized

The Company is authorized to issue unlimited common shares.

b)    Normal Course Issuer Bid

In March 2005, the Company filed a normal course issuer bid which entitles the Company to repurchase approximately 4.2 million of its common shares between March 16, 2005 and March 15, 2006.  All share repurchases will be made on the open market at the market price at the time of the purchase.  All shares purchased under the bid will be cancelled.  During 2005, 2,754,100 common shares were repurchased for $132,893.

13   Stock Based Compensation

a)     Share Option Plan

The Company has a share option plan under which common shares are reserved for directors, officers and employees. Under the terms of the plan, reserved common shares may be granted as options, performance units or restricted shares.

Following is the continuity of common shares reserved for future grants under the Share Option Plan:

	2005	2004	2003

Balance at beginning of year	275,819	372,696	263,158
Common shares reserved	600,000	—	—
Grants	(148,530)	(169,777)	(157,460)
Cancellations	1,250	72,900	266,998
Balance at end of year	728,539	275,819	372,696

If all outstanding performance units with variable performance criteria vest at the maximum performance level, a grant of an additional 68,261 common shares would be required to satisfy the commitment, reducing the shares available for future grants.

b)    Compensation Expense

In 2005, total compensation expense recognized related to the Company’s share option plan was $5,575 (2004 - $1,123; 2003 - $305).

During 2005, contributed surplus was increased by the tax benefit resulting from option exercises of $11,071.

c)     Share options

The options, which are exercisable within ten years, are granted at a price established by the Board of not less than the last Toronto Stock Exchange board lot trading price on the day of the grant. The options vest over one to three years. Outstanding options at December 31, 2005 expire between 2006 and 2013.

Following is the continuity of granted options outstanding with the weighted average exercise price in Canadian dollars:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

Balance at beginning of year	1,205,065	$24.90	2,973,251	$23.31	3,421,404	$23.18
Options granted	—	—	—	—	5,000	15.81
Options exercised	(1,030,040)	25.14	(1,711,686)	22.17	(186,503)	17.44
Options cancelled	—	—	(56,500)	23.65	(266,650)	25.65
Balance at end of year	175,025	23.50	1,205,065	24.90	2,973,251	23.31

Following is the range of exercise prices in Canadian dollars and contractual life of outstanding options under the plan as of December 31, 2005:

		Weighted	Weighted
		Average	Average
		Exercise	Contractual
	Number	Price	Life

Balance of options outstanding at year end within the following ranges:
$10.00 to $19.99	68,600	$17.41	5.1
$20.00 to $29.99	61,425	22.65	6.4
$30.00 to $50.00	45,000	33.94	3.0
	175,025	23.50	5.0

Following is the range of exercise prices in Canadian dollars of options currently exercisable under the plan as of December 31, 2005:

		Weighted
		Average
		Exercise
	Number	Price

Balance of options exercisable at year end within the following ranges:
$10.00 to $19.99	66,932	$17.45
$20.00 to $29.99	61,425	22.65
$30.00 to $50.00	45,000	33.94
	173,357

d)     Performance units

The performance units, which require no payment by the holder, vest at the end of three years based on continued employment and achievement of certain Company performance objectives. Upon vesting, 174,505 of the performance units will be converted to one common share. Depending on the level of achievement of the performance objectives, the remaining 68,261 performance units will convert to common shares at a percentage ranging from 0% to 200%. Holders of performance units are entitled to payment of an amount equal to dividends declared during the vesting period. The weighted average grant date fair value of performance units in Canadian dollars was $67.43 (2004 - $29.66, 2003 - $13.38).

Following is the continuity of granted performance units outstanding:

	2005	2004	2003
Balance at beginning of year	133,985	65,195	—
Performance units granted	110,031	69,190	65,543
Performance units cancelled	(1,250)	(400)	(348)
Balance at end of year	242,766	133,985	65,195

e)     Restricted shares

Under the Company’s share option plan, the Company has granted restricted shares to officers of the Company. The shares vest at the end of one to three years based on continued employment and achievement of certain Company performance objectives. During the vesting period the holders of the restricted shares are entitled to all the rights of a common shareholder including dividends and voting. The rights of the holders to dispose of the shares are restricted until the shares are vested. The weighted average grant date fair value of restricted shares in Canadian dollars was $68.50 (2004 - $29.47,

2003 - $13.38).

Following is the continuity of restricted shares outstanding:

	2005	2004	2003

Balance at beginning of year	175,904	91,317	4,400
Granted	38,499	100,587	86,917
Vested	(4,400)	—	—
Cancelled	—	(16,000)	—
Balance at end of year	210,003	175,904	91,317

14   Deferred Share Unit Plan

The Company has a deferred share unit plan into which directors must defer at least half of their annual retainer. Such deferrals are converted to deferred share units, each of which has a value equal to the value of one common share. On retirement from the Board, the director may receive payment of their deferred share units in cash, shares purchased on the open market or shares issued by the Company. The liability for deferred share units is included in accrued payroll and related liabilities.

Following is the continuity of deferred share units outstanding:

	2005		2004		2003
	Number	Amount	Number	Amount	Number	Amount

Balance at beginning of year	105,400	$5,025	87,267	$1,618	55,088	$555
Granted	11,150	654	18,133	488	36,418	456
Redeemed	—	—	—	—	(4,239)	(38)
Revaluation	—	4,013	—	2,919	—	645
Balance at end of year	116,550	$9,692	105,400	$5,025	87,267	$1,618

15   Dividends

Under the terms of the 8.75% unsecured notes, certain payments, including dividends on common shares, are subject to limitations. At December 31, 2005, the restricted payments are limited to $326,000.

Dividends on common shares totaled CDN $0.56 per share in 2005 (2004 - CDN $0.25 per share, 2003 - CDN $0.20 per share).

16   Accumulated Other Comprehensive Income (Loss)

	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Unrealized Gain on Foreign Currency Derivatives	Unrealized Gain (Loss) on Natural Gas Derivatives	Accumulated Other Comprehensive Loss

Balance December 31, 2002	$(48,698)	$(20,147)	$—	$(779)	$(69,624)
Other comprehensive income (loss)	50,214	(3,967)	90	425	46,762
Balance December 31, 2003	1,516	(24,114)	90	(354)	(22,862)
Other comprehensive income (loss)	(9,420)	5,625	(90)	1,430	(2,455)
Balance December 31, 2004	(7,904)	(18,489)	—	1,076	(25,317)
Other comprehensive income (loss)	(1,454)	(15,494)	—	6,419	(10,529)
Balance December 31, 2005	$(9,358)	$(33,983)	$—	$7,495	$(35,846)

The minimum pension liability adjustment is shown net of income tax (expense) benefit of $4,218, ($2,457), and $3,968 for 2005, 2004, and 2003 respectively. The unrealized gain of foreign currency derivatives is shown net of income tax expense of ($90). The unrealized gain (loss) on natural gas derivatives is shown net of income tax expense of ($3,876), ($669), and ($239) for 2005, 2004 and 2003, respectively.

The net amount of foreign currency gain (loss) related to instruments designated as a hedge of the foreign currency exposure of the Company’s net investment in foreign operations which has been included in the foreign currency translation adjustment was $6,158, ($2,158) and ($41,723) for 2005, 2004 and 2003, respectively.

17   Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income by the weighted average shares outstanding plus share equivalents that would arise from a) the exercise of share options, deferred share units, restricted shares and performance units, and b) the conversion of preferred shares and subordinated notes. In 2003, 826,625 out-of-the-money share options, those with an exercise price greater than market price, were excluded from the calculation as they were anti-dilutive. Conversion of preferred shares and subordinated notes were excluded from the calculation in 2003 as they were anti-dilutive. The per share amounts disclosed on the Consolidated Statements of Income are based on the following:

	2005	2004	2003
Numerator for basic earnings per share -
Net income available to common shareholders	$585,816	$454,942	$1,639
Dividends on preferred shares, including part VI.I tax (Note 11)	—	2,461	—
Interest on subordinated notes, net of income tax	—	5,257	—
Numerator for diluted earnings per share	$585,816	$462,660	$1,639

Common shares outstanding - January 1	49,737,180	47,940,907	47,667,487
Weighted average impact of shares issued (repurchased)	(1,189,639)	361,137	19,637
Denominator for basic earnings per share	48,547,541	48,302,044	47,687,124
Adjustment for share options	202,061	554,164	528
Adjustment for deferred share units	110,243	94,433	68,667
Adjustment for restricted shares	106,847	55,289	16,372
Adjustment for performance units	33,832	35,139	10,057
Adjustment for preferred shares	—	2,284,644	—
Adjustment for subordinated notes	—	1,908,213	—
Denominator for diluted earnings per share	49,000,524	53,233,926	47,782,748

18   Segmented Information

The Company is organized and managed as a single business segment, being steel products, and the Company is viewed as a single operating segment by the chief operating decision maker for the purposes of resource allocation and assessing performance.

Financial information on the Company’s geographic areas follows. Sales are allocated to the country in which the third party customer receives the product.

	2005	2004	2003

Sales
Canada	$978,898	$825,680	$520,963
United States	2,053,829	1,705,710	837,848
	$3,032,727	$2,531,390	$1,358,811

Capital Assets
Canada	$213,621	$216,254
United States	842,565	852,335
	$1,056,186	$1,068,589

Sales information by product group is as follows:

	2005	2004	2003

Steel mill products	$1,801,153	$1,573,201	$800,802
Tubular products	1,231,574	958,189	558,009
	$3,032,727	$2,531,390	$1,358,811

19   Commitments

a)     The Company and its subsidiaries have lease commitments on property for the period to 2015. The payments required by these leases are as follows:

2006	$8,021
2007	6,204
2008	5,596
2009	1,589
2010	1,025
22,435
2011 - 2015	2,442
$24,877

Rental expenses incurred under operating leases during 2005, 2004, and 2003 were $8,485, $9,202, and $11,001 respectively.

b)    The Company and its subsidiaries have commitments under service and supply contracts for the period to 2018. Payments required under these contracts are as follows:

2006	$115,533
2007	48,670
2008	41,720
2009	27,880
2010	16,987
250,790
2011 - 2018	58,526
$309,316

Payments made in relation to these commitments during 2005, 2004, and 2003 were $65,053, $63,016, and $40,687, respectively.

c)     At December 31, 2005, commitments to complete capital programs in progress total $26,708.

20   Supplemental Information

	2005	2004	2003

Allowance for doubtful accounts	$1,055	$833	$3,214

Doubtful accounts charged to expense	$338	$(170)	$259

Interest income	$16,798	$3,709	$1,860

Other interest expense	$177	$240	$235

Miscellaneous income	$2,607	$3,110	$1,512

Research and development expense	$3,234	$1,829	$1,542

Interest paid	$37,984	$54,814	$45,396

21   Significant Differences Between United States and Canadian Generally Accepted Accounting Principles (GAAP)

a)     Reconciliation of net income between accounting principles generally accepted in the United States and Canada:

	2005	2004	2003

Net income available to common shareholders as reported under U.S. GAAP	$585,816	$454,942	$1,639
Adjustments relating to amortization of capital assets (i)	(4,094)	(2,460)	(2,536)
Adjustments relating to sale-leaseback (ii)	2,367	2,839	777
Adjustments relating to natural gas hedge (iii)	—	321	407
Adjustments relating to change in accounting (iv)	—	(14,250)	4,223
Adjustments relating to valuation allowance on net deferred income tax asset (v)	—	(10,500)	—
Net income available to common shareholders, in accordance with Canadian GAAP	$584,089	$430,892	$4,510

Earnings per common share:
Basic	$12.03	$8.92	$0.09

Diluted (vi)	$11.92	$8.24	$0.09

Net income available to common shareholders, in accordance with Canadian GAAP	$584,089	$430,892	$4,510
Dividends on preferred shares	—	2,461	—
Interest on subordinated notes	—	5,257	—
Numerator for diluted earnings per share	$584,089	$438,610	$4,510

Common shares outstanding - January 1	49,737,180	47,940,907	47,667,487
Weighted average impact of shares issued (repurchased)	(1,189,639)	361,137	19,637
Denominator for basic earnings per share	48,547,541	48,302,044	47,687,124
Adjustment for share options	202,061	554,164	528
Adjustment for deferred share units	110,243	94,433	68,667
Adjustment for restricted shares	106,847	55,289	16,372
Adjustment for performance units	33,832	35,139	10,057
Adjustment for preferred shares	—	2,284,644	—
Adjustment for subordinated notes	—	1,908,213	—
Denominator for diluted earnings per share	49,000,524	53,233,926	47,782,748

(i)    United States GAAP requires amortization of capital assets to commence when the capital assets are available for use. Under Canadian GAAP, amortization commences when the assets are placed into production which occurs at the end of the commissioning or start-up period. Further, the amount capitalized to capital assets under United States GAAP differs from the amount capitalized under Canadian GAAP. United States GAAP requires interest to be capitalized on the expenditures incurred for all major projects under construction to a maximum of all interest costs during the year or until the assets are placed into production. Commissioning and start-up costs are not included in the calculation of interest to be capitalized. For Canadian GAAP, commissioning and start-up costs are included in the calculation. United States GAAP requires commissioning or start-up costs to be expensed as incurred. For Canadian GAAP, these costs have been capitalized.

(ii)   U.S. GAAP requires the financing method of accounting for a 2000 sale and leaseback transaction which involves real property resulting in interest expense on the obligation and amortization of the capital asset. Under Canadian GAAP, the transaction has been afforded operating lease treatment and lease expense is incurred.

(iii)  U.S. GAAP requires recording of the ineffective portion of cash flow hedges in the income statement including the mark-to-market adjustment of the natural gas contract and the amortization of the effective portion (prior to the counter party bankruptcy) of the natural gas hedge over the remaining life of the contract. As the contract expired in 2004, the impact of AG 13 for Canadian GAAP purposes was insignificant.

(iv)  U.S. GAAP requires the cumulative effect of a change in accounting principle to be recorded, net of income taxes, as a charge to income in the current period. For Canadian GAAP, the change has been applied retroactively with restatement of prior periods, as discussed in Note 4.

v)    The adjustment represents the change in the valuation allowance provided on the net tax asset allocated to future years for United States GAAP as a result of differences in accounting practices between United States and Canadian GAAP. See i) above for explanation of the principal differences.

vi)   In 2003, no adjustment was made for conversion of preferred shares or subordinated notes as they were anti-dilutive.

b)    Reconciliation of the statement of financial position between accounting principles generally accepted in Canada and the United States:

	2004	2005
i) Current assets
Balance under U.S. GAAP	$1,517,086	$1,182,455
Adjustment relating to fair value of natural gas hedge	(11,841)	(1,546)
Adjustment relating to investment in joint venture	538	708
Balance under Canadian GAAP	$1,505,783	$1,181,617

ii) Investment in joint venture
Balance under U.S. GAAP	$2,776	$2,661
Adjustment relating to investment in joint venture	(2,776)	(2,661)
Balance under Canadian GAAP	$—	$—

iii) Capital assets
Balance under U.S. GAAP	$1,056,186	$1,068,589
Adjustments relating to the capitalization of interest	13,902	13,902
Adjustments relating to commissioning costs	112,233	112,233
Adjustments relating to amortization of capital assets	(6,528)	12
Adjustments relating to 2000 sale-leaseback transaction	(112,804)	(121,699)
Adjustment relating to investment in joint venture	2,569	2,475
Balance under Canadian GAAP	$1,065,558	$1,075,512

iv) Deferred pension liability (asset)
Balance under U.S. GAAP	$44,584	$31,934
Adjustments relating to minimum pension liability	(74,542)	(48,115)
Balance under Canadian GAAP	$(29,958)	$(16,181)

v) Current liabilities
Balance under U.S. GAAP	$348,776	$356,044
Adjustments relating to 2000 sale-leaseback transaction	(10,716)	(11,716)
Adjustment relating to investment in joint venture	331	522
Balance under Canadian GAAP	$338,391	$344,850

vi) Long-term debt
Balance under U.S. GAAP
Adjustments relating to 2000 sale-leaseback transaction	$313,053	$513,651
Balance under Canadian GAAP	(116,484)	(120,598)
	$196,569	$393,053

vii) Deferred income taxes - long-term liability
Balance under U.S. GAAP	$191,973	$103,979
Adjustments relating to the capitalization of interest	5,172	5,172
Adjustments relating to commissioning costs	41,751	41,751
Adjustments relating to amortization of capital assets	(2,851)	(405)
Adjustments relating to minimum pension liability	17,663	13,445
Adjustments relating to 2000 sale-leaseback transaction	5,290	3,876
Adjustments relating to natural gas contract	(4,346)	(470)
Balance under Canadian GAAP	$254,652	$167,348

viii) Common shares
Balance under U.S. GAAP	$419,272	$424,826
Adjustment relating to translation of convenience method	(40,733)	(40,733)
Balance under Canadian GAAP	$378,539	$384,093

ix) Retained earnings
Balance under U.S. GAAP	$1,341,659	$884,859
Adjustments relating to the capitalization of interest	8,730	8,730
Adjustments relating to commissioning costs	70,482	70,482
Adjustments relating to amortization of capital assets	(3,677)	416
Adjustments relating to 2000 sale-leaseback transaction	9,110	6,743
Adjustment relating to translation of convenience method	(47,700)	(47,700)
Balance under Canadian GAAP	$1,378,604	$923,530

x) Accumulated other comprehensive income
Balance under U.S. GAAP	$(35,846)	$(25,317)
Adjustments relating to minimum pension liability	33,983	18,486
Adjustments relating to natural gas hedge	(7,495)	(1,076)
Adjustment relating to translation of convenience method	88,433	88,433
Balance under Canadian GAAP - Cumulative translation adjustment	$79,075	$80,526

Under U.S. GAAP the equity method of accounting for the Company’s investment in a jointly controlled enterprise is required, as the investment is not controlled. Under Canadian GAAP, the Company has followed the proportionate consolidation method of accounting for its investment.

Under U.S. GAAP, the Company has recorded the changes in the fair value of the effective portion of derivatives qualifying as cash flow hedges, net of tax, in accumulated other comprehensive income. Under Canadian GAAP, this is not required.

Under U.S. GAAP, the Company has recorded an additional minimum pension liability for underfunded plans representing the excess of unfunded accumulated benefit obligations over previously recorded pension cost liabilities. A corresponding amount is recognized as a deferred charge except to the extent that these additional liabilities exceed the related unrecognized prior service cost and net transition obligation, in which case the increase in liabilities is charged directly to shareholders’ equity, net of related deferred income taxes.

When the Company changed reporting currencies effective January 1, 1999, the translation of convenience method was used for Canadian GAAP. U.S. GAAP requires that the U.S. dollar amounts be determined using the historical rates in effect when the underlying transactions occurred.

c)     U.S. GAAP defines cash position to be cash and cash equivalents. Under Canadian GAAP, cash position, in certain circumstances, can be defined as cash and cash equivalents less bank indebtedness. This difference and the above U.S. GAAP adjustments result in the following statements of cash flows for the Company:

	2005	2004	2003

Cash derived from operating activities	$638,289	$485,697	$87,848
Cash (applied to) derived from financing activities	(361,222)	(222,454)	34,147
Cash applied to investing activities	(61,941)	(27,292)	(12,537)
Effect of exchange rate changes on cash and cash equivalents	13,005	(12,441)	(750)
Cash position at beginning of year	355,077	131,567	22,859

Cash position at December 31	$583,208	$355,077	$131,567

d)    Stock Based Compensation

Section 3870 of the CICA Handbook requires the disclosure of pro forma information regarding net income and earnings per share using option valuation models that calculate the fair value of employee stock options that are outstanding but not accounted for under the fair value based method.

2003
Net income available to common shareholders, in accordance with Canadian GAAP	$4,510
Compensation expense determined under fair value based method for all awards, net of tax	(313)
Pro forma net income available to common shareholders in accordance with Canadian GAAP	$4,197
Pro forma earnings per common share:
Basic	$0.09
Diluted	$0.09

e)     Additional disclosure required under Canadian GAAP:

i)      The total interest paid, excluding interest on the subordinated notes, was $29,273, $33,538, and $26,993 in 2005, 2004 and 2003 respectively.

The total fair value of the Company’s long-term debt was $211,563 (2004 - $443,250) and the current portion was $nil (2004 - $14,496).

ii)     A summary of the impact of accounting standards adopted in 2005 and accounting standards which have not yet been adopted due to delayed effective dates follows:

In November 2003, the CICA issued a revision to Section 3860, Financial Instruments – Disclosure and Presentation, which requires obligations that may be settled at the issuer’s option by a variable number of the issuer’s own equity instruments to be presented as liabilities. Such instruments were presented as equity. The new standard was effective for fiscal years beginning on or after November 1, 2004. The accounting change necessary for initial application has been recognized and disclosed as an accounting policy change under Section 1506. The Company adopted Section 3860 effective January 1, 2005. During 2004 the Company redeemed all of its Preferred Shares and Subordinated Notes, consequently adoption of the standard required only restatement of comparative periods to classify the Preferred Shares and Subordinated Notes as liabilities in the Company’s consolidated statements of financial position, with the associated dividends and interest accounted for in determining the Company’s net income.

In January 2005, the CICA issued accounting standards Section 3855, Financial Instruments - Recognition and Measurement; Section 3865, Hedges; and Section 1530, Comprehensive Income. Section 3855 prescribes when and at what amounts financial instruments are recognized on the balance sheet and how resulting gains and losses are to be presented. Section 3865 specifies how hedge accounting is to be applied and the disclosures required when hedge accounting is applied. Sections 1530 introduces a new requirement to present certain gains and losses temporarily outside net income. The new standards must be adopted at the same time and are effective for fiscal years beginning on or after October 1, 2006. The Company will adopt the standards effective January 1, 2007. The impact of adopting these standards on the Canadian GAAP consolidated financial statements is not yet determinable as it will be dependent on outstanding positions and their fair values at the time of transition.

f)     Following are the 2004 balance sheet, and the income statements and statements of cash flows for the years ended December 31, 2004 and 2003 reported under Canadian GAAP. Previously reported figures have been restated (i) to reflect the adoption of CICA Handbook Section 3860 “Financial Instruments - Disclosure and Presentation”, as described above, and (ii) to reclassify the long-term deferred tax asset balance against the long-term deferred tax liability.

IPSCO Inc. Consolidated Balance Sheet

As of December 31

(thousands of U.S. dollars)

2004
CURRENT ASSETS
Cash and cash equivalents	$355,077
Accounts receivable
Trade, less allowances	325,246
Other, including current portion of mortgages receivable	13,344
Inventories	434,526
Prepaid expenses	8,212
Future income taxes	45,212
1,181,617

NON-CURRENT ASSETS
Capital assets	1,075,512
Mortgages receivable	14,243
Deferred financing costs, less amortization	7,336
Deferred pension asset	16,181
1,113,272

TOTAL ASSETS	$2,294,889

CURRENT LIABILITIES
Accounts payable and accrued charges	$196,610
Accrued payroll and related liabilities	39,130
Income taxes payable	90,656
Current portion of long-term debt	14,286
Other current liabilities	4,168
344,850

LONG-TERM LIABILITIES
Long-term debt	393,053
Future income taxes	167,348
560,401

SHAREHOLDERS’ EQUITY
Common shares	384,093
Contributed surplus	1,489
Retained earnings	923,530
Cumulative translation adjustment	80,526
1,389,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,294,889

IPSCO Inc. Consolidated Statements of Income

Years ended December 31

(thousands of U.S. dollars except per share data)

	2004	2003

Sales	$2,452,675	$1,294,566

Cost of sales
Manufacturing and raw material	1,660,009	1,122,625
Amortization of capital assets	77,161	61,138
	1,737,170	1,183,763

Gross income	715,505	110,803
Selling, research and administration	61,467	54,683

Operating income	654,038	56,120

Other expenses (income)
Interest on long-term debt	45,336	44,993
Other interest income, net	(3,469)	(2,345)
Foreign exchange gain	(2,749)	(5,170)
Gain on sale of assets held for sale	(4,925)	—

Income before income taxes	619,845	18,642

Income taxes	188,953	14,132

NET INCOME	$430,892	$4,510

EARNINGS PER COMMON SHARE
Basic	$8.92	$0.09

Diluted	$8.24	$0.09

IPSCO Inc. Consolidated Statements of Cash Flows

Years Ended December 31

(thousands of U.S. dollars)

	2004	2003
CASH DERIVED FROM (APPLIED TO)
Operating activities
Working capital provided by operations
Net income	$430,892	$4,510
Amortization of capital assets	77,161	61,138
Amortization of deferred charges	1,291	1,441
Stock based compensation	1,123	305
Change in deferred pension asset	(11,574)	638
Future income taxes	96,701	29,488
Gain on sale of assets held for sale	(4,925)	—
	590,669	97,520
Change in non-cash operating working capital
Trade receivables	(146,191)	(23,185)
Other receivables	(5,017)	(20,251)
Income taxes recoverable	33,054	—
Inventories	(137,446)	(9,035)
Prepaid expenses	(5,114)	264
Accounts payable and accrued charges	47,114	51,638
Accrued payroll and related liabilities	23,506	469
Income and other taxes payable	91,126	2,730
Other current liabilities	(6,004)	(12,302)
	(104,972)	(9,672)
	485,697	87,848
Financing activities
Proceeds from issuance of common shares pursuant to share option plan	30,364	2,581
Common share dividends	(9,536)	(6,962)
Redemption of preferred shares	(108,996)	—
Redemption of subordinated notes	(100,000)	—
Issuance (repayment) of long-term debt	(34,286)	38,528
	(222,454)	34,147
Investing activities
Expenditures for capital assets	(29,068)	(13,562)
Proceeds from sale of assets held for sale	4,759	1,022
Proceeds from (issuance of) mortgages receivable, net	(2,983)	2,174
Purchase of investments	—	(2,171)
	(27,292)	(12,537)
Effect of exchange rate changes on cash and cash equivalents	(12,441)	(750)

INCREASE IN CASH AND CASH EQUIVALENTS	223,510	108,708

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	131,567	22,859

CASH AND CASH EQUIVALENTS AT END OF YEAR	$355,077	$131,567

22   Contingencies and Environmental Expenditures

The Company’s past and present operations include activities that are subject to federal, provincial, state and local environmental requirements, particularly relating to air, water and solid and hazardous waste management. The Company is engaged in various ongoing environmental monitoring and compliance programs, voluntary remediation activities, and capital improvement projects. Nevertheless, rapidly changing environmental legislation and regulatory practices are likely to require future expenditures to modify operations, install additional pollution control equipment, dispose of waste products, and perform site clean-up and site management. The magnitude of future expenditures cannot be determined at this time. As of December 31, 2005, the Company had approximately $3,700 reserved for environmental liabilities in the consolidated balance sheet. The Company believes the liability for these matters was adequately reserved at December 31, 2005.

The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

23   Quarterly Information (unaudited)

Earnings per share are computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per share may not equal the total for the year.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2005
Sales	$766,738	$687,674	$726,079	$852,236
Gross income	267,587	230,353	224,875	258,421
Net income	154,768	126,853	134,027	170,168
Earnings per share
Basic	3.11	2.60	2.81	3.56
Diluted	3.06	2.57	2.78	3.52
2004
Sales	$503,867	$566,446	$660,001	$801,076
Gross income	82,405	136,204	220,788	284,654
Net income	30,990	80,636	144,196	199,120
Earnings per share
Basic	0.65	1.68	2.98	4.06
Diluted	0.56	1.47	2.76	3.91

24   Consolidating Financial Statements

The following information presents the condensed consolidating balance sheet as at December 31, 2005 and 2004, and the condensed consolidating statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003. The condensed consolidating financial statements present the accounts of IPSCO Inc. (“Parent”), and its Guarantor and Non-Guarantor subsidiaries, as defined in the indenture dated as of June 18, 2003 to the IPSCO Inc. 8 ¾% Senior Notes due 2013 (“the Notes”) which were issued on June 18, 2003. The Notes are fully and unconditionally guaranteed, on a joint and several basis, by the Guarantor subsidiaries. The Guarantor subsidiaries, all of which are wholly-owned by IPSCO Inc., are IPSCO Saskatchewan Inc., IPSCO Recycling Inc., IPSCO Enterprises Inc., IPSCO Minnesota Inc., IPSCO Texas Inc., IPSCO Tubulars Inc., IPSCO Steel Inc., and IPSCO Steel (Alabama) Inc. Non-Guarantor subsidiaries are IPSCO Direct Inc., Western Steel Limited, General Scrap Partnership, IPSCO Sales Inc., IPSCO Construction Inc. and General Scrap Inc.

IPSCO Inc. Condensed Consolidating Balance Sheets

As at December 31, 2005

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
CURRENT ASSETS
Cash and cash equivalents	$57,366	$514,599	$11,099	$—	$583,064
Accounts receivable
Trade, less allowances	88,872	219,469	28,561	—	336,902
Intercompany	80,349	(83,755)	3,406	—	—
Other, including current portion of mortgage receivable	4,373	42,824	4,844	—	52,041
Inventories	144,730	363,974	11,594	(14,061)	506,237
Prepaid expenses	5,156	2,410	1,049	—	8,615
Deferred income taxes	25,169	4,651	407	—	30,227
	406,015	1,064,172	60,960	(14,061)	1,517,086

NON-CURRENT ASSETS
Capital assets	138,449	894,130	22,086	1,521	1,056,186
Mortgage receivable	—	8,360	3,182	—	11,542
Investment in subsidiaries	1,456,651	58,521	—	(1,512,396)	2,776
Other long-term assets	14,026	37,403	—	—	51,429
	1,609,126	998,414	25,268	(1,510,875)	1,121,933

TOTAL ASSETS	$2,015,141	$2,062,586	$86,228	$(1,524,936)	$2,639,019

CURRENT LIABILITIES
Accounts payable and accrued charges	$28,058	$204,899	$3,214	$—	$236,171
Accrued payroll and related liabilities	24,133	37,777	104	—	62,014
Income and other taxes payable	(11,794)	50,668	2,199	—	41,073
Current portion of long-term debt	—	4,114	—	—	4,114
Other current liabilities	1,237	4,167	—	—	5,404
	41,634	301,625	5,517	—	348,776

LONG-TERM LIABILITIES
Long-term debt	168,569	144,484	—	—	313,053
Deferred pension liability	16,966	27,618	—	—	44,584
Deferred income taxes	47,339	127,623	21,843	(4,832)	191,973
	232,874	299,725	21,843	(4,832)	549,610

SHAREHOLDERS’ EQUITY	1,740,633	1,461,236	58,868	(1,520,104)	1,740,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,015,141	$2,062,586	$86,228	$(1,524,936)	$2,639,019

IPSCO Inc. Condensed Consolidating Balance Sheets

As at December 31, 2004

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
CURRENT ASSETS
Cash and cash equivalents	$14,277	$304,785	$35,712	$—	$354,774
Accounts receivable
Trade, less allowances	84,719	227,186	13,132	—	325,037
Intercompany	407,725	(420,282)	12,767	(210)	—
Other, including current portion of mortgage receivable	2,570	8,123	4,091	—	14,784
Inventories	140,957	320,264	13,653	(40,438)	434,436
Prepaid expenses	4,860	2,895	457	—	8,212
Income taxes recoverable	(2,099)	1,524	575	—	—
Deferred income taxes	1,353	43,623	236	—	45,212
	654,362	488,118	80,623	(40,648)	1,182,455

NON-CURRENT ASSETS
Capital assets	156,941	894,314	25,819	(8,485)	1,068,589
Mortgage receivable	—	9,256	4,987	—	14,243
Other long-term assets	14,308	9,209	859	(859)	23,517
Investment in subsidiaries	927,434	92,358	—	(1,017,131)	2,661
	1,098,683	1,005,137	31,665	(1,026,475)	1,109,010

TOTAL ASSETS	$1,753,045	$1,493,255	$112,288	$(1,067,123)	$2,291,465

CURRENT LIABILITIES
Accounts payable and accrued charges	$21,176	$174,905	$4,510	$(396)	$200,195
Accrued payroll and related liabilities	8,732	30,315	83	—	39,130
Income and other taxes payable	2,705	87,047	904	—	90,656
Current portion of long-term debt	14,286	3,821	—	—	18,107
Other current liabilities	3,603	4,167	—	186	7,956
	50,502	300,255	5,497	(210)	356,044

LONG-TERM LIABILITIES
Long-term debt	365,053	148,598	—	—	513,651
Deferred pension liability	14,164	17,770	—	—	31,934
Deferred income taxes	37,469	67,758	16,432	(17,680)	103,979
	416,686	234,126	16,432	(17,680)	649,564

SHAREHOLDERS’ EQUITY	1,285,857	958,874	90,359	(1,049,233)	1,285,857

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,753,045	$1,493,255	$112,288	$(1,067,123)	$2,291,465

IPSCO Inc. Condensed Consolidating Statements of Income

Year ended December 31, 2005

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Sales	$749,346	$2,777,963	$316,440	$(811,022)	$3,032,727

Cost of sales
Manufacturing and raw material	617,040	1,894,244	278,388	(818,517)	1,971,155
Depreciation of capital assets	18,678	59,799	1,859	—	80,336
	635,718	1,954,043	280,247	(818,517)	2,051,491

Gross income	113,628	823,920	36,193	7,495	981,236
Selling, general and administration	27,987	56,976	(77)	(1,552)	83,334

Operating income	85,641	766,944	36,270	9,047	897,902

Other expenses (income)
Interest on long-term debt	24,550	11,081	—	—	35,631
Other interest (income) expense, net	(993)	(14,683)	(950)	—	(16,626)
Foreign exchange loss (gain)	2,607	(12,045)	(10)	—	(9,448)
Gain on sale of assets held for sale	(1,863)	—	—	—	(1,863)
Intercompany interest/dividend	2,717	(945)	(1,772)	—	—
Equity income	(534,579)	(25,451)	—	560,030	—
Loss on early extinguishment of debt	16,423	—	—	—	16,423
Other (income) expense	(23,088)	(11,432)	(19)	24,779	(9,760)

Income (loss) before income taxes	599,867	820,419	39,021	(575,762)	883,545

Income taxes	14,051	276,422	13,938	(6,682)	297,729

NET INCOME (LOSS)	$585,816	$543,997	$25,083	$(569,080)	$585,816

IPSCO Inc. Condensed Consolidating Statements of Income

Year ended December 31, 2004

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Sales	$561,188	$2,334,761	$295,637	$(660,196)	$2,531,390

Cost of sales
Manufacturing and raw material	472,234	1,648,165	256,805	(652,391)	1,724,813
Depreciation of capital assets	17,567	63,264	1,695	—	82,526
	489,801	1,711,429	258,500	(652,391)	1,807,339

Gross income	71,387	623,332	37,137	(7,805)	724,051
Selling, general and administration	18,481	43,035	(28)	(21)	61,467

Operating income	52,906	580,297	37,165	(7,784)	662,584

Other expenses (income)
Interest on long-term debt	35,273	19,132	—	—	54,405
Other interest (income) expense, net	(900)	(2,219)	(362)	—	(3,481)
Foreign exchange loss (gain)	25,092	(27,830)	(11)	—	(2,749)
Intercompany interest/dividend	(1,065)	6,189	(5,124)	—	—
Gain on sale of assets held for sale	(4,925)	—	—	—	(4,925)
Equity income	(449,370)	(26,132)	—	475,502	—
Other (income) expense	(22,076)	727	(265)	22,091	477

Income (loss) before income taxes and cumulative effect of accounting change	470,877	610,430	42,927	(505,377)	618,857

Income taxes	15,935	156,781	16,845	(11,396)	178,165

Income (loss) before cumulative effect of accounting change	454,942	453,649	26,082	(493,981)	440,692

Cumulative effect of accounting change, net of taxes	—	14,250	—	—	14,250

NET INCOME (LOSS)	$454,942	$467,899	$26,082	$(493,981)	$454,942

IPSCO Inc. Condensed Consolidating Statements of Income

Year ended December 31, 2003

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total

Sales	$362,464	$1,411,798	$153,331	$(568,782)	$1,358,811

Cost of sales
Manufacturing and raw material	316,871	1,297,799	135,386	(568,809)	1,181,247
Depreciation of capital assets	13,421	47,194	1,289	—	61,904
	330,292	1,344,993	136,675	(568,809)	1,243,151

Gross income	32,172	66,805	16,656	27	115,660
Selling, general and administration	15,275	38,759	649	—	54,683

Operating income	16,897	28,046	16,007	27	60,977

Other expenses (income)
Interest on long-term debt	30,208	21,539	—	—	51,747
Other interest (income) expense, net	(582)	(721)	(322)	—	(1,625)
Foreign exchange loss (gain)	(239)	(5,224)	293	—	(5,170)
Intercompany interest/dividend	882	3,811	(4,693)	—	—
Equity income	(1,567)	(13,615)	—	15,182	—
Other (income) expense	(22,890)	22,707	(26)	26	(183)

Income (loss) before income taxes	11,085	(451)	20,755	(15,181)	16,208

Income taxes	6,413	(2,635)	8,058	(300)	11,536

NET INCOME (LOSS)	4,672	2,184	12,697	(14,881)	4,672

Dividends on preferred shares, including part VI.I tax	3,033	—	—	—	3,033

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,639	$2,184	$12,697	$(14,881)	$1,639

IPSCO Inc. Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2005

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$585,816	$543,997	$25,083	$(569,080)	$585,816
Non-cash adjustments	(513,182)	102,794	2,857	560,030	152,499
Change in operating assets and liabilities	333,616	(372,323)	(569)	(57,117)	(96,393)
	406,250	274,468	27,371	(66,167)	641,922
Investing activities
Expenditures for capital assets	(5,799)	(60,771)	(231)	—	(66,801)
Other investing activities	1,546	892	2,769	—	5,207
	(4,253)	(59,879)	2,538	—	(61,594)
Financing activities
Proceeds from issuance of common shares pursuant to share option plan	21,104	—	—	—	21,104
Common share dividends	(22,781)	(21,167)	(45,000)	66,167	(22,781)
Common share repurchase	(132,893)	—	—	—	(132,893)
Repayment of long-term debt	(226,651)	(3,822)	—	—	(230,473)
	(361,221)	(24,989)	(45,000)	66,167	(365,043)
Effect of exchange rate changes on cash and cash equivalents	2,313	20,214	(9,522)	—	13,005

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	43,089	209,814	(24,613)	—	228,290

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,277	304,785	35,712	—	354,774

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$57,366	$514,599	$11,099	$—	$583,064

IPSCO Inc. Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2004

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$454,942	$467,899	$26,082	$(493,981)	$454,942
Non-cash adjustments	(460,431)	163,181	2,780	466,865	172,395
Change in operating assets and liabilities	61,293	(216,486)	(12,919)	27,116	(140,996)
	55,804	414,594	15,943	—	486,341
Investing activities
Expenditures for capital assets	(11,028)	(19,347)	1,307	—	(29,068)
Other investing activities	4,759	(3,890)	812	—	1,681
	(6,269)	(23,237)	2,119	—	(27,387)
Financing activities
Proceeds from issuance of common shares pursuant to share option plan	30,364	—	—	—	30,364
Common share dividends	(9,536)	—	—	—	(9,536)
Issue (repayment) of long-term debt	(140,135)	(106,968)	—	—	(247,103)
	(119,307)	(106,968)	—	—	(226,275)
Effect of exchange rate changes on cash and cash equivalents	8,064	(8,947)	(8,381)	—	(9,264)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(61,708)	275,442	9,681	—	223,415

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	75,985	29,343	26,031	—	131,359

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,277	$304,785	$35,712	$—	$354,774

IPSCO Inc. Condensed Consolidating Statements of Cash Flows

Year ended December 31, 2003

(thousands of United States dollars)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$4,672	$2,184	$12,697	$(14,881)	$4,672
Non-cash adjustments	(1,628)	80,779	5,440	9,366	93,957
Change in operating assets and liabilities	(268,393)	362,487	13,095	(117,432)	(10,243)
	(265,349)	445,450	31,232	(122,947)	88,386
Investing activities
Expenditures for capital assets	(1,862)	(13,512)	1,846	—	(13,528)
Other investing activities	211,903	(1,290)	2,107	(211,903)	817
	210,041	(14,802)	3,953	(211,903)	(12,711)

Financing activities
Net redemption of common shares	—	(211,903)	—	211,903	—
Proceeds from issuance of common shares pursuant to share option plan	2,581	—	—	—	2,581
Common share dividends	(6,962)	(69,989)	—	69,989	(6,962)
Preferred share dividends	(2,631)	(52,958)	—	52,958	(2,631)
Issue (repayment) of long-term debt	161,502	(122,974)	—	—	38,528
	154,490	(457,824)	—	334,850	31,516

Effect of exchange rate changes on cash and cash equivalents	(27,875)	42,018	(12,834)	—	1,309

INCREASE IN CASH AND CASH EQUIVALENTS	71,307	14,842	22,351	—	108,500

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,678	14,501	3,680	—	22,859

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$75,985	$29,343	$26,031	$—	$131,359

IPSCO Inc.

Schedule II - Valuation and Qualifying Accounts

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Balance at End of Period

Year ended December 31, 2005
Deducted from asset accounts:
Allowance for doubtful accounts	$833	$338	$—		$142	(2)	$1,055
Allowance for customer claims	7,520	4,124	54	(1)	6,521	(3)	5,177
Allowance for valuation of assets held for sale	19,218	—	644	(1)	—		19,862
Alllowance for valuation of deferred tax assets	—	55,669	—		—		55,669
Total	$27,571	$60,131	$698		$6,637		$81,763

Year ended December 31, 2004
Deducted from asset accounts:
Allowance for doubtful accounts	$3,214	$(170)	$—		$2,211	(2)	$833
Allowance for customer claims	3,543	7,615	93	(1)	3,731	(3)	7,520
Allowance for valuation of assets held for sale	17,810	—	1,408	(1)	—		19,218
Alllowance for valuation of deferred tax assets	43,649	—	—		43,649	(4)	—
Total	$68,216	$7,445	$1,501		$49,591		$27,571

Year ended December 31, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$9,170	$259	$—		$6,215	(2)	$3,214
Allowance for customer claims	3,471	4,810	398	(1)	5,136	(3)	3,543
Allowance for valuation of assets held for sale	14,606	—	3,204	(1)	—		17,810
Alllowance for valuation of deferred tax assets	32,300	11,349	—		—		43,649
Total	$59,547	$16,418	$3,602		$11,351		$68,216

(1) Exchange rate fluctuations

(2) Uncollectible accounts written off, net of recoveries

(3) Claims settled with customers

(4) Allowance reversed as realization of benefit was more likely than not